Exhibit 12


                       BROOKDALE LIVING COMMUNITIES, INC.

                   STATEMENTS REGARDING COMPUTATION OF RATIOS
                      OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                            (In 000's, Except Ratios)


                                                                     Three Months Ended March 31,
                                                                         1999             1998
                                                                         ----             ----
EARNINGS
--------
Income before income tax, expense per consolidated financial
    statements .................................................      $      4,336    $     1,725

Interest cost...................................................             7,486          4,914
Interest cost (capitalized).....................................              (400)          (203)
Amortization of debt expense....................................               383            303

Preferred stock dividends.......................................                --             --
                                                                      ------------    -----------

Earnings .......................................................      $     11,805    $     6,739
                                                                      ============    ===========

FIXED CHARGES
-------------
Interest cost ..................................................      $      7,486    $     4,914
Amortization of debt expense....................................               383            303
Preferred stock dividends.......................................                --             --
                                                                      ------------    -----------

Total fixed charges ............................................      $      7,869    $     5,217
                                                                      ============    ===========

Ratio of earnings to combined  fixed  charges and  preferred
    stock dividends ............................................              1.50           1.29
                                                                      ============    ===========

Excess of earnings to combined  fixed  charges and preferred
    stock dividends ............................................      $      3,936    $     1,522
                                                                      ============    ===========
